Exhibit 5

OPINION OF COUNSEL

I am general counsel to Vie Financial Group, Inc., a Delaware corporation (the “Company”), and I am providing this opinion in connection with the Registration Statement on Form S-8 of Vie Financial Group, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, the offering and issuance of 190,221,115 shares of the Company’s Common Stock, par value $0.01, pursuant to awards granted or to be granted under the Company’s 2002 Stock Option Plan (the “Plan”).

I have examined the Certificate of Incorporation, Bylaws, and the Plan of the Company, each as amended to date, copies of resolutions of the Board of Directors of the Company relating to the Plan, and such other documents and records as I have deemed relevant for purposes of this Opinion.

Based upon the foregoing, it is my opinion that:

    1. The Company is duly organized, existing and in good standing under the laws of the State of Delaware.

    2. The Company is authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01, of which 692,974,817 shares of Common Stock were issued and outstanding as of the close of business on June 30, 2003.

    3. The presently issued and outstanding shares of Common Stock of the Company have been duly authorized and legally issued and are fully paid and non-assessable.

    4. The shares of Common Stock issuable pursuant to awards granted or to be granted under the Plan have been duly authorized and reserved for issuance and, when issued in accordance with the terms of such awards, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended.

I consent to the inclusion in said Registration Statement of my foregoing opinion filed as Exhibit 5 thereto.

Dated: July 2, 2003.

By:	/s/ WILLIAM W. UCHIMOTO
William W. Uchimoto Executive Vice President and General Counsel Vie Financial Group, Inc.